Exhibit 10.19(c)
Third Amendment To The
Sterling Chemicals, Inc. Comprehensive Welfare
Benefit Plan
     Whereas, Sterling Chemicals, Inc., a Delaware corporation, currently sponsors a Comprehensive Welfare Benefit Plan (as amended, the “Existing Plan”);
     Whereas, pursuant to Section 10.02 of the Existing Plan, the Sterling Chemicals, Inc. Employee Benefits Plans Committee ( the “Committee”) has the right to amend the Existing Plan or any benefit agreement at any time; and
     Whereas, the Committee desires to, and hereby elects to, modify the Existing Plan as provided in this Third Amendment to the Sterling Chemicals, Inc. Comprehensive Welfare Benefit Plan (this “Amendment”) in response to certain provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 and to amend and update the benefits provided under the Existing Plan;
     Now, Therefore, this Existing Plan is hereby amended as follows:
     Section 1. Amendment of Article IV of the Existing Plan. Effective as of January 1, 2011, Article IV of the Existing Plan is hereby amended to read in its entirety as follows:
Article IV
Eligibility and Participation
     A person who has fulfilled the eligibility requirements with respect to any Benefit Agreement or Sub-Plan as of the Effective Date shall become a Participant in the Plan on the Effective Date and shall remain a Participant for as long as provided by and in accordance with the provisions of any Benefit Agreement or Sub-Plan. A person who meets the eligibility requirements of any Benefit Agreement or Sub-Plan after the Effective Date shall become a Participant in the Plan as of the date the person meets the eligibility requirements of any Benefit Agreement or Sub-Plan and shall remain a Participant for as long as provided by and in accordance with the provisions of any Benefit Agreement or Sub-Plan. A person shall be a Participant under the Plan only with respect to the Benefit Agreements or Sub-Plans for which the person has fulfilled and continues to fulfill the eligibility requirements. However, if a Participant fulfills the eligibility requirements of one or more Sub-Plans but does not fulfill the eligibility requirements of other Sub-Plans offered under the Plan, such eligibility under any one Sub-Plan does not confer any rights on a Participant with respect to any other Sub-Plan.

     Section 2. Amendment of Exhibits to the Existing Plan. Effective as of January 1, 2010, Exhibit A and Exhibit B to the Existing Plan are hereby amended to read in their entirety as set forth in Exhibit A and Exhibit B attached hereto, respectively.
     Section 3. Effect of Amendments. Except as amended and modified by this Amendment, the Existing Plan shall continue in full force and effect. The Existing Plan and this Amendment shall be read, taken and construed as one and the same instrument. This Amendment shall supersede any provisions of the Existing Plan to the extent those provisions are inconsistent with the provisions of this Amendment. Upon the effectiveness of this Amendment, each reference in the Existing Plan to “this Plan” or “the Plan” shall mean and be a reference to the Existing Plan as amended hereby.
     Section 4. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon the Employer (as defined in the Existing Plan) and its successors and assigns and upon the Participants (as defined in the Existing Plan) and their respective heirs, executors, personal representatives, administrators, successors and assigns.
     Section 5. Severability. Should any clause, sentence, paragraph, subsection or Section of this Amendment be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Amendment, and the part or parts of this Amendment so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.
     Section 6. Governing Law. To The Extent Not Superseded By The Laws Of The United States, This Amendment Shall Be Construed and Enforced in Accordance With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.
     In Witness Whereof, the Committee has caused this Amendment to be duly executed by its proper officer thereunto duly authorized on November 29, 2010.

Sterling Chemicals, Inc. Employee Benefits Plans Committee
By:	/s/ Kenneth M. Hale
Printed Name: Kenneth M. Hale
Chairman

Exhibit A
Insured Benefit Agreements and Pre-Paid Health Plans

Description	Policy or Group Numbers
Sterling Chemicals, Inc. Medical Benefits Plan for Hourly-Paid Employees	Aetna Group Policy No. GP-479734 (POS) Contract Number 396438 (HMO) Insured HMO and POS

Sterling Chemicals, Inc. Medical Benefits Plan for Salaried Employees	Aetna Group Policy No. GP479734 (POS) Contract Number 396438 (HMO) Insured HMO and POS

Sterling Chemicals, Inc. Medical Benefits Plan for Pre-65 Retirees	Aetna Group Policy No. GP-479734 (POS) Contract Number 396438 (HMO) Insured HMO and PPO for pre-65 retirees

Sterling Chemicals, Inc. Long Term Disability Plan for Hourly Employees	Unum Policy # 128333 021

Sterling Chemicals, Inc. Long Term Disability Plan for Salaried Employees	Unum Policy No. 128333 011

Sterling Chemicals, Inc. Group Life Insurance Plan	MetLife Group Policy No. 102890-G

Sterling Chemicals, Inc. Group Life Insurance Plan for Fibers Retirees	MetLife Group Policy No. 102890-G

Sterling Chemicals, Inc. Group Life Insurance Plan for Retirees (this plan will terminate as of December 31, 2010 and will no longer be part of this WRAP Plan as of such date))	MetLife Group Policy No. 102890-G

A-i

Exhibit B
Self-Insured Benefit Agreements
     The following documents shall be Self-Insured Benefit Agreements under the Plan, and the terms and conditions of each are herein incorporated into the Plan by reference:

Plan	Description
Sterling Chemicals, Inc. Health Care Expense Reimbursement Plan	Self-Funded Health FSA

Sterling Chemicals, Inc. Dental Assistance Plan	Self-Funded Dental Benefit For All Active Employees Aetna Services Agreement-ASA-479734

Sterling Chemicals, Inc. Fourth Amended and Restated Severance Pay Plan (to be superseded by the Sterling Chemicals, Inc. Fifth Amended and Restated Severance Pay Plan effective as of March 1, 2010)	Self-Funded For Salaried Employees Only

Sterling Chemicals, Inc. Short Term Disability Plan for Hourly Employees	Self-Funded Short Term Disability Plan

Sterling Chemicals, Inc. Short Term Disability Plan for Salaried Employees	Self-Funded Short Term Disability Plan

B-i